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As filed with the Securities and Exchange Commission on May 21, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EMC CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2680009
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

35 Parkwood Drive
Hopkinton, Massachusetts 01748
(508) 435-1000
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Paul T. Dacier, Esq.
Senior Vice President and General Counsel
EMC Corporation
171 South Street
Hopkinton, Massachusetts 01748
(508) 435-1000
(Name, Address, including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /x/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.01 par value per share	10,100,000	$38.84	$392,284,000.00	$98,071.00

(1)
These figures are estimates made solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. Based upon the average of the high and low sale prices on the New York Stock Exchange on May 14, 2001.

    The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated May 21, 2001

Prospectus

EMC CORPORATION

Common Stock

10,100,000 Shares

    The selling stockholders identified in this prospectus are offering to sell up to an aggregate of 10,100,000 shares of common stock of EMC Corporation.

    The selling stockholders may offer and sell their shares from time to time in any manner described in the "Plan of Distribution" section of this prospectus beginning on page 5.

    Our common stock is listed on the New York Stock Exchange with the ticker symbol "EMC." On May 18, 2001, the closing price of the common stock on the New York Stock Exchange was $40.35 per share.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

May 21, 2001

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

CONTENTS

Where You Can Find More Information	3
EMC Corporation	4
Use of Proceeds	4
Selling Stockholders	4
Plan of Distribution	5
Legal Matters	5
Experts	6

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any materials that we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

    The SEC allows us to "incorporate by reference" the materials we file with it, which means that we can disclose important information to you by referring you to those materials. The information that we incorporate by reference in this prospectus is an important part of this prospectus. Information that we later file with the SEC will automatically update and supersede the information that we now incorporate by reference. We incorporate by reference in this prospectus the documents listed below:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

  •
  Current Reports on Form 8-K filed with the SEC on January 12, 2001, January 25, 2001, February 2, 2001 and February 8, 2001; and

  •
  The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on March 4, 1988, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference in this prospectus any documents that we later file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date on which we filed the registration statement of which this prospectus is a part and until the selling stockholders sell all the shares covered by this prospectus or until this offering otherwise terminates.

    You may request at no cost a copy of any or all of the documents that we have incorporated by reference in this prospectus by writing or telephoning us at the following address:

  Investor Relations Department
  EMC Corporation
  171 South Street
  Hopkinton, Massachusetts 01748
  (508) 435-1000

    We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933 relating to the shares covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and about the shares.

    You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone else to provide you with information that is different. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

    We are not offering the shares in any state or foreign jurisdiction where that offering is not permitted.

EMC CORPORATION

    Founded in 1979, EMC designs, manufactures, markets and supports a wide range of hardware and software products and provides services for the storage, management, protection and sharing of electronic information. These integrated solutions enable organizations to create an enterprise information infrastructure. These solutions are comprised of information storage systems, software and services.

    Our mailing address and telephone number appear below.

  EMC Corporation
  171 South Street
  Hopkinton, Massachusetts 01748
  (508) 435-1000

USE OF PROCEEDS

    All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholders. We will not receive any proceeds from this offering.

SELLING STOCKHOLDERS

    The following table sets forth the names of the selling stockholders, the number of shares of our common stock beneficially owned by each selling stockholder as of May 18, 2001, the maximum number of shares of common stock that may be offered from time to time under this prospectus by each of them and the number of shares each selling stockholder will beneficially own after the offering assuming a sale of all of the shares. This information has been obtained from the selling stockholders.

Selling Stockholder	Shares Beneficially Owned and Ownership Percentage Prior to the Offering (1)	Shares Being Offered	Shares Beneficially Owned and Ownership Percentage After the Offering (1)
Richard J. Egan	13,939,794(2)	101,000	3,839,794(4)
Maureen E. Egan	13,939,794(3)	9,999,000	3,839,794(5)

(1)
Assumes that all of the shares held by each selling stockholder and being offered under this prospectus are sold, and that each selling stockholder does not acquire any additional shares of our common stock before the completion of this offering. Each number of shares listed represents less than 1% of the aggregate issued and outstanding common stock of EMC.
(2)
Includes 10,680,300 shares beneficially owned by Mr. Egan's wife, Maureen E. Egan. Excludes 8,740,000 shares held in the Maureen E. Egan Special Trust II, 2,020,000 shares held by the Fidelity High Tech Advisor A Fund, LLC and options to purchase an aggregate of 6,948,600 shares (6,316,200 of which are currently exercisable) held in the Maureen E. Egan Special Trust II and the Maureen E. Egan Special Trust III. Mr. and/or Mrs. Egan are beneficiaries of each such trust and the LLC, but have no power to vote or direct the voting of and no power to dispose of or direct the disposition of any such shares. Also excludes 4,333,175 shares held by Mr. Egan's son, John R. Egan, a member of EMC's Board of Directors.
(3)
Includes 3,259,494 shares beneficially owned by Mrs. Egan's husband, Richard J. Egan. Excludes 8,740,000 shares held in the Maureen E. Egan Special Trust II, 2,020,000 shares held by the Fidelity High Tech Advisor A Fund, LLC and options to purchase an aggregate of 6,948,600 shares (6,316,200 of which are currently exercisable) held in the Maureen E. Egan Special Trust II and the Maureen E. Egan Special Trust III. Mr. and/or Mrs. Egan are beneficiaries of each such trust and the LLC, but have no power to vote or direct the voting of and no power to dispose of or direct the disposition of any such shares. Also excludes 4,333,175 shares held by Mrs. Egan's son, John R. Egan, a member of EMC's Board of Directors.
(4)
Includes 681,300 shares beneficially owned by Mr. Egan's wife, Maureen E. Egan. Excludes 8,740,000 shares held in the Maureen E. Egan Special Trust II, 2,020,000 shares held by the Fidelity High Tech Advisor A Fund, LLC and options to puchase an aggregate of 6,948,600 shares (6,316,200 of which are currently exercisable) held in the Maureen E. Egan Special Trust II and the Maureen E. Egan Special Trust III. Mr. and/or Mrs. Egan are beneficiaries of each such trust and the LLC, but have no power to vote or direct the voting of and no power to dispose of any such shares. Also excludes 4,333,175 shares held by Mr. Egan's son John R. Egan, a member of EMC's Board of Directors.
(5)
Includes 3,158,494 shares beneficially owned by Mrs. Egan's husband, Richard J. Egan. Excludes 8,740,000 shares held in the Maureen E. Egan Special Trust II, 2,020,000 shares held by the Fidelity High Tech Advisor A Fund, LLC and options to puchase an aggregate of 6,948,600 shares (6,316,200 of which are currently exercisable) held in the Maureen E. Egan Special Trust II and the Maureen E. Egan Special Trust III. Mr. and/or Mrs. Egan are beneficiaries of each such trust and the LLC, but have no power to vote or direct the voting of and no power to dispose of any such shares. Also excludes 4,333,175 shares held by Mr. Egan's son John R. Egan, a member of EMC's Board of Directors.

    Richard J. Egan has been a member of EMC's Board of Directors since 1979. He served as Chairman of the Board of Directors from January 1988 to January 2001, and as Chairman Emeritus since January 2001. Maureen E. Egan, Mr. Egan's wife, resigned as a member of EMC's Board of Directors in the first fiscal quarter of 2001. She had served as a member of the EMC Board since March 1993.

    The selling stockholders may transfer all or a portion of the shares to an entity or entities that would be beneficially owned by them. If the beneficial ownership of such entity or entities were to change, we would supplement this prospectus to include any required information.

PLAN OF DISTRIBUTION

    The shares covered by this prospectus are being registered to permit their offer and sale by the selling stockholders or by donees, transferees, pledgees or other successors in interest.

    The offer and sale, from time to time, of the shares owned by the selling stockholders may be made in one or more transactions on the New York Stock Exchange or otherwise, at prices and at terms then prevailing or prices related to the then current market price, or in negotiated transactions. These sales may take one or more of the following forms:

  •
  in the over-the-counter market;

  •
  in private transactions other than in the over-the-counter market;

  •
  in connection with short sales of shares of common stock;

  •
  by pledge to secure debts and other obligations;

  •
  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions or in settlement of other transactions in standardized or over-the-counter options; or

  •
  in a combination of any of the above transactions.

    The selling stockholders may use broker-dealers to sell the shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders or they will receive commissions from purchasers of shares for whom they acted as agents. Any broker-dealer that acts in connection with the sale of shares might be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold while acting as a principal might be deemed to be an underwriting discount or commission under the Securities Act.

    The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

    Our common stock is listed for trading on the New York Stock Exchange, and the shares have been approved for listing on the New York Stock Exchange.

LEGAL MATTERS

    For the purposes of this offering, Paul T. Dacier, Senior Vice President and General Counsel of EMC, is giving an opinion on the validity of the shares. As of April 30, 2001, Mr. Dacier was the beneficial owner (for purposes of the Securities Exchange Act of 1934) of 324,231 shares of our common stock.

EXPERTS

    The financial statements incorporated in this prospectus by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

    The following table sets forth the various expenses in connection with the issuance of the securities being registered, all of which are being paid by the selling stockholders. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Amount
Securities and Exchange Commission Registration Fee	$98,071.00
Accounting Fees and Expenses*	$5,000.00
Printing Fees and Expenses*	$1,000.00

Total	$104,071.00

*
Estimated

Item 15. Indemnification of Directors and Officers

    Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts authorizes a Massachusetts corporation to indemnify any director, officer, employee or other agent of the corporation to whatever extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

    Article 6(k) of the Registrant's Restated Articles of Organization provides as follows:

No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the extent provided by applicable law notwithstanding any provision of law imposing such liability; provided, however, that to the extent, and only to the extent, required by Section 13(b)(1 1/2) or any successor provision of the Massachusetts Business Corporation Law, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under sections 61 or 62 of the Massachusetts Business Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not be construed in any way so as to impose or create liability. The forgoing provisions of this Article 6(k) shall not eliminate the liability of a director for any act or omission occurring prior to the date on which this Article 6(k) becomes effective. No amendment to or repeal of this Article 6(k) shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

    In addition, Section 7 of the Registrant's Amended and Restated By-laws, entitled "Indemnification of Directors and Officers," provides as follows:

The corporation shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who act at its request as directors, officers or trustees of another organization or in any capacity with respect to any employee benefit plan) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by such director or officer in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such director or officer may be involved or with which such director or officer may be threatened, while in office or thereafter, by reason of such individual being or having been such a director or officer, except with respect to any

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matter as to which such director or officer shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such individual's action was in the best interests of the corporation (any person serving another organization in one or more of the indicated capacities at the request of the corporation who shall have acted in good faith in the reasonable belief that such individual's action was in the best interests of such other organization to be deemed as having acted in such manner with respect to the corporation) or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; provided, however, that as to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the corporation, after notice that it involves such indemnification: (a) by a disinterested majority of the directors then in office; or (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that such individual's action was in the best interests of the corporation; or (c) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director or officer. Expenses, including counsel fees, reasonably incurred by any director or officer in connection with the defense or disposition of any such action, suit or other proceeding may be paid from time to time by the corporation in advance of the final disposition thereof upon receipt of an undertaking by such director or officer to repay to the corporation the amounts so paid by the corporation if it is ultimately determined that indemnification for such expenses is not authorized under this Section 7. The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any director or officer may be entitled. As used in this Section, the terms, "director" and "officer" include their respective heirs, executors and administrators, and an "interested" director or officer is one against whom in such capacity the proceedings in question or another proceeding on the same or similar grounds is then pending. Nothing contained in this Section shall affect any rights to indemnification to which corporate personnel other than directors or officers may be entitled by contract or otherwise under law.

Item 16. Exhibits

    The following exhibits are either filed herewith or incorporated by reference to documents previously filed as indicated below:

4.1
Restated Articles of Organization. Incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the Commission on March 17, 2000 (No. 1-9853).

4.2
Amended and Restated Bylaws. Incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the Commission on March 17, 2000 (No. 1-9853).

5.1
Opinion of Paul T. Dacier, Senior Vice President and General Counsel of EMC Corporation, as to the legality of the securities being registered.

23.1
Consent of Paul T. Dacier, Senior Vice President and General Counsel of EMC Corporation (included with Exhibit 5.1 hereof).

23.2
Consent of PricewaterhouseCoopers LLP.

24.1
Power of Attorney (included with the signature pages to this registration statement).

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Item 17. Undertakings

      (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Hopkinton, Commonwealth of Massachusetts, on May 21, 2001.

EMC CORPORATION
By:	/s/ PAUL T. DACIER Paul T. Dacier Senior Vice President and General Counsel

POWER OF ATTORNEY

    We, the undersigned officers and directors of EMC Corporation, hereby severally constitute Michael C. Ruettgers, William J. Teuber, Jr. and Paul T. Dacier, and each of them singly, our true and lawful attorneys-in-fact with full power of substitution and resubstitution, for them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement (including pre-effective and post-effective amendments), and generally to do all such things in our name and behalf in our capacities as officers and directors to enable EMC Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact, or any of them, to said registration statement and any and all amendments thereto.

    Witness our hands and common seal on the dates set forth below.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL C. RUETTGERS Michael C. Ruettgers	Executive Chairman of the Board of Directors (Principal Executive Officer)	May 21, 2001
/s/ JOSEPH M. TUCCI Joseph M. Tucci	President, Chief Executive Officer and Director	May 21, 2001
/s/ WILLIAM J. TEUBER, JR. William J. Teuber, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 21, 2001
/s/ RICHARD J. EGAN Richard J. Egan	Chairman Emeritus and Director	May 21, 2001
/s/ MICHAEL J. CRONIN Michael J. Cronin	Director	May 21, 2001

/s/ JOHN R. EGAN John R. Egan	Director	May 21, 2001
/s/ W. PAUL FITZGERALD W. Paul Fitzgerald	Director	May 21, 2001
/s/ JOSEPH F. OLIVERI Joseph F. Oliveri	Director	May 21, 2001
/s/ ALFRED M. ZEIEN Alfred M. Zeien	Director	May 21, 2001

EXHIBIT INDEX

Number	Description
4.1	Restated Articles of Organization. Incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the Commission on March 17, 2000 (No. 1-9853).
4.2
Amended and Restated Bylaws. Incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the Commission on March 17, 2000 (No. 1-9853).
5.1	Opinion of Paul T. Dacier, Senior Vice President and General Counsel of EMC Corporation, as to the legality of the securities being registered.
23.1	Consent of Paul T. Dacier, Senior Vice President and General Counsel of EMC Corporation (included with Exhibit 5.1 hereof).
23.2	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included with the signature pages to this registration statement).

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EMC CORPORATION Common Stock 10,100,000 Shares
CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
EMC CORPORATION
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX